EXHIBIT 10.24

Calhoun Vision

October 28th, 2015 Scott Gaines

Re: Offer of Employment

Dear Scott,

I am very pleased to offer you the position of Senior Director Commercial Operations and Business Processes at Calhoun Vision, Inc., ("the Company"), reporting directly to our Chief Commercial Officer. I am confident that you will be a key contributor to the future success of the Company and I look forward to your acceptance. If you have any questions about your offer, feel free to contact Caroline Vaughn (***) or me.

The duties for the position are outlined in the attached position description. You will work in the Calhoun locations in Orange County and Pasadena with the understanding that you will be based in Orange County long-term.

Your base compensation will be two hundred thousand dollars ($200,000) per year, less payroll deductions and other required withholdings. Your regular salary will be paid semi-monthly.

You will be eligible for the following standard Company benefits: medical, dental and vision insurance, 401(k) Plan, and group life insurance. You will also be eligible for Paid Time Off (PTO) that will be initially accrued at 1.33 days per month (16 days per year) starting with your first day of work, and company paid holidays. Details of these benefit plans are available for your review.

As equity compensation, you will be given options to purchase two hundred thousand (200,000) shares of the Company's Common Stock. Formal approval of this grant and confirmation of the exercise price of such options shall be secured at the next meeting of the Company's Board of Directors, currently scheduled for February 2016. Your options to purchase shares of the Company will be subject to vesting on the following terms: 25% shall vest after one year, with the balance vesting equally on a monthly basis over the

Following three years.

Initials /s/ SG

Calhoun Vision, Inc

171 N. Altadena Drive, Suite 201, Pasadena, CA 91107

(626) 685-2000

Scott Gaines October 28th, 2015

As a Company employee, you will be expected to abide by Company rules and regulations, and to sign and comply with a Proprietary Information and Inventions Agreement that prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This "at-will" employment relationship cannot be changed except in writing and signed by the Company's Chief Executive Officer. The first three (3) months of your employment are a probationary period. The Company may extend the probationary period if it desires. Completion of the probationary period does not alter your at-will employment status.

Any employment-related disputes, including any dispute regarding a statutory claim, shall be resolved through final and binding arbitration pursuant to the applicable rules of the American Arbitration Association. In the event a breach by either party is alleged that could result in irreparable injury such as a failure to pay wages when due or a breach of the employee's obligations concerning Proprietary Information, the moving party may seek provisional relief in a court of competent jurisdiction pending resolution of the matter through arbitration.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer of employment and any grant or award under any of the Company's benefit plans, including without limitation, the Company's Stock Option Plan, are expressly conditioned upon, and shall not be effective in the absence of, your agreement and consent. This offer is subject to completion of an employment application, satisfactory background check, reference checks and, as required by law, proof of your right to work in the United States.

To indicate acceptance of the Company's offer under the terms described above, please print a copy of this letter, initial each page at the bottom-right corner, sign and date this letter in the space below, and return it to me by no later than October 30th, 2015. If you accept our offer, we would like you to begin work no later than November_10th 2015.

Initials /s/ SG

Scott Gaines October 28th, 2015

We thank you once again for your interest in the Company and our novel technology, and very much look forward to your favorable reply and to a productive and mutually rewarding working relationship.

Sincerely,

/s/ Ron Kurtz /s/ Scott Gaines
Chief Operations Officer

October 28 , 2015 October 28, 2015

Date Date

Amendment to Offer of Employment

Dear Scott,

We are pleased to note the following changes to your employment at RxSight, Inc. effective July 16, 2025:

1.
You will be promoted to Chief Customer Officer;
2.
You will report to the President & Chief Executive Officer with a dotted line reporting to the Co-President & Chief Commercial Officer;
3.
Your salary will be increased to $400,000.00 per year;
4.
Pending the Board of Directors’ approval, your annual discretionary bonus will be up to 50% of your actual earned wages but excluding relocation and bonuses of any type including bonuses under this plan or other plan. Any bonus paid will be at the discretion of Management in accordance with the most current RxSight, Inc. Employee Incentive Plan. The bonus will be contingent on the Company’s overall performance and your personal performance, including individual goals. The Board of Directors reserves the right to terminate, amend, or withdraw the Incentive Plan, at its absolute discretion.
5.
You will be granted common stock options to purchase twenty-five thousand (25,000) shares of the Company’s Common Stock. Your options will be granted and priced at the closing price on the date of the next board meeting. Your options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the NASDAQ Global Market (NASDAQ: RXST) on the Grant Date. Your options to purchase shares of the Company will be subject to vesting on the following terms: monthly over four years.

All the other terms of your most recent employment offer remain unchanged.

To indicate acceptance of the terms described above, please sign and date this letter in the space below.

Sincerely,

/s/ Ron Kurtz

Ron Kurtz

CEO & President

Understood and Accepted: /s/ Scott Gaines Date 7/21/2025

Amendment to Offer of Employment

Dear Scott,

We are pleased to note the following changes to your employment at RxSight, Inc. effective

August 1, 2025:

1. Your salary will be increased to $440,000.00/year.

All the other terms of your most recent employment offer remain unchanged.

To indicate acceptance of the terms described above, please sign and date this letter in the space below.

/s/ Ron Kurtz

Ron Kurtz

CEO & President

Understood and Accepted:

/s/ Scott Gaines

Scott Gaines Date 8/6/2025